UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2020

Horizon Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Indiana	000-10792	35-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Street, Michigan City, Indiana		46360
(Address of principal executive offices)		(Zip Code)

(219) 879-0211

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	HBNC	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 24, 2020, Horizon Bancorp, Inc. (the “Company”) completed an underwritten public offering (the “Offering”) of $60,000,000 aggregate principal amount of its 5.625% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”) pursuant to an Underwriting Agreement, dated June 17, 2020 (the “Underwriting Agreement”), between the Company, the Company’s wholly owned banking subsidiary Horizon Bank, and Keefe, Bruyette & Woods, Inc. The Underwriting Agreement was attached as Exhibit 1.1 to the Company’s Current Report on Form 8-K previously filed with the Securities and Exchange Commission (the “SEC”) on June 18, 2020. The net proceeds to the Company from the sale of the Notes were approximately $58.7 million, after giving effect to the underwriting discount of 1.5% and estimated expenses of the Offering. The Company intends to use the proceeds for general corporate purposes.

The Notes were offered pursuant to a prospectus supplement, dated June 17, 2020, to the base prospectus, dated February 1, 2018, filed as part of the Company’s registration statement on Form S-3 (File No. 333-222624), originally filed with the SEC on January 19, 2018, and declared effective on February 1, 2018.

On June 24, 2020, the Company, as issuer, and Wilmington Trust, National Association, as trustee, entered into the Indenture for Subordinated Debt, dated June 24, 2020 (the “Base Indenture”), and the First Supplemental Indenture, dated June 24, 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The terms of the Notes are governed by the Indenture.

The Notes will bear interest at an initial fixed rate of 5.625% per annum from and including the date of issuance to, but excluding, July 1, 2025, or earlier redemption date, payable semi-annually in arrears on July 1 and January 1 of each year, commencing on January 1, 2021. From and including July 1, 2025 to, but excluding the maturity date, July 1, 2030, or earlier redemption date, the Notes will bear interest at a floating rate per annum equal to a benchmark rate, which is expected to be Three-Month Term SOFR (as defined in the First Supplemental Indenture), plus 549 basis points, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2025. Notwithstanding the foregoing, if the benchmark rate is less than zero, then the benchmark rate shall be deemed to be zero.

The Company may, at its option, redeem the Notes (i) in whole or in part beginning with the interest payment date of July 1, 2025, and on any interest payment date thereafter or (ii) in whole but not in part upon the occurrence of a “Tax Event,” a “Tier 2 Capital Event” or the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, all as defined and more completely described in the First Supplemental Indenture. The redemption price for any redemption is 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. Any redemption of the Notes will be subject to receiving the approval of the Board of Governors of the Federal Reserve System to the extent then required under applicable laws or regulations, including capital regulations.

There is no sinking fund for the Notes.

The Notes are unsecured, subordinated and (i) rank junior in right of payment and upon the Company’s liquidation to any existing and all future senior indebtedness (as defined in the First Supplemental Indenture) and any of the Company’s future general creditors; (ii) rank equally in right of payment and upon the Company’s liquidation with any future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes, and (iii) rank senior in right of payment and upon the Company’s liquidation to any indebtedness the terms of which provide that such indebtedness ranks junior to the Notes. In addition, the Notes will be structurally subordinated to the existing and future indebtedness, deposits and other liabilities of the Company’s current and future subsidiaries, including without limitation, its wholly owned banking subsidiary Horizon Bank’s liabilities to depositors in connection with the deposits, as well as liabilities to general creditors and liabilities arising in the ordinary course of business or otherwise.

The foregoing descriptions of the Indenture and the Notes do not purport to be complete and are subject to, and qualified in their entirety by, the full text of (i) the Base Indenture, (ii) the First Supplemental Indenture and (iii) the form of the Notes, each of which is attached hereto as an exhibit and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company incorporates by reference into this Item 2.03 the above information in Item 1.01.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description	Location

4.1	Indenture for Subordinated Debt, dated June 24, 2020, between Horizon Bancorp, Inc. and Wilmington Trust, National Association	Attached

4.2	First Supplemental Indenture, dated June 24, 2020, between Horizon Bancorp, Inc. and Wilmington Trust, National Association	Attached

4.3	Form of 5.625% Fixed-to-Floating Rate Subordinated Notes due 2030	Included in Exhibit 4.2 to this Current Report on Form 8-K

5.1	Opinion of Barnes & Thornburg LLP	Attached

23.1	Consent of Barnes & Thornburg LLP	Included in Exhibit 5.1 to this Current Report on Form 8-K

104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)	Within the Inline XBRL document

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2020	HORIZON BANCORP, INC.

	By	/s/ Mark E. Secor
Mark E. Secor,
Executive Vice President & Chief Financial Officer